Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES BAKKEN DRILLING PARTICIPATION AGREEMENT

Austin, TX – August 26, 2009 — Brigham Exploration Company (NASDAQ: BEXP) announced entry into a drilling participation agreement to accelerate 2009 drilling activity in Williams and McKenzie Counties, North Dakota on spacing units subject to near term lease expirations which Brigham believes to be core. Brigham will serve as operator and will drill the first six initial wells during the remainder of 2009 using two drilling rigs.

Brigham will retain 35% of its original working interest in the initial well in each spacing unit, with U.S. Energy Corp. (NASDAQ: USEG) acquiring the remaining 65% of the original working interest. After achieving payout on the initial six wells on a combined basis, Brigham will back in for 35% of U.S. Energy’s working interest in each of the initial wells. The initial six wells currently planned under the participation agreement are outlined in the table below along with Brigham’s approximate pre-payout working interest.

		BEXP
WELL	COUNTY	Est. WI	CURRENT STATUS
Brad Olson 9-16 #1H	Williams	33%	At total depth with liner and 28 swell packers - anticipate completing with 28 frac stages in Sept.
BCD Farms 16-21 #1H	Williams	26%	Drilling – anticipate completing with 28 frac stages
Lee #1H	Williams	30%	Anticipated spud after BCD Farms
Well # 4	Williams	30%	Anticipated spud after Lee #1H
Well # 5	Williams	21%	Anticipated spud mid-September
Well # 6	Williams	18%	Anticipated spud mid to late October

Subsequent to the initial six wells, U.S. Energy has the option to participate in nine additional 1280 acre spacing units in Williams and McKenzie Counties, North Dakota, as selected by Brigham. Brigham may retain up to 50% of its original working interest in the nine spacing units. Brigham would back in after payout, on a combined basis, in the first four optional wells for 35% of U.S. Energy’s original working interest. Should U.S. Energy elect into the final five wells, Brigham would back in for 27.7% of U.S. Energy’s original working interest on a well by well basis.

Subsequent infill wells in spacing units that U.S. Energy participates in will be drilled with Brigham maintaining 64% of its original working interest and U.S. Energy maintaining 36% of the original working interest.

Bud Brigham, the Chairman, President and CEO, stated, “We’re extremely excited about working with U.S. Energy in the Bakken play. This transaction provides us with the opportunity to accelerate drilling in Rough Rider by drilling and completing six wells before year end, and also addresses the leases, particularly the state leases, that could not otherwise be extended. In addition, we expect the location of the subject wells to further delineate the substantial value we believe is attributable to our large acreage position within our Rough Rider development area. Finally, the transaction enables us to maintain the financial flexibility to internally fund 10 operated wells in 2010 without accessing the capital markets or increasing our financial leverage. Assuming our original working interest averages 75% in the 15 spacing units, two infill Bakken wells per spacing unit and we participate for the full interest allowed under the participation agreement, U.S. Energy would earn roughly 5,500 net acres of our current 100,300 net acres in the Rough Rider area.”

Bud Brigham continued, “We believe we’ve set another operational record in the Williston Basin by successfully running 28 swell packers in our Brad Olson 9-16 #1H well, and we plan to fracture stimulate the 28 intervals beginning in mid-September. We’re excited about the potential for the Brad Olson given that we continue to see improvements in well performance with increased frac stages. Our Anderson 28-33 #1H, which was completed with 24 stages, continues to outperform all our prior wells. After its initial rate of 2,154 barrels of oil equivalent per day, the Anderson 28-33 #1H averaged 1,811 barrels of oil equivalent during its first seven days of production, significantly outperforming our strong early rate 20 frac stage wells. We believe that our continued push to complete our wells with the latest technology will drive higher initial rates and ultimately higher EURs.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore for and develop onshore domestic oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward-Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward- looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager
(512) 427-3300